Calculation of Filing Fee Tables
S-8
SunOpta Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, no par value	Other	144,404	$ 4.97	$ 717,687.88	0.0001476	$ 105.93
2	Equity	Common stock, no par value	Other	230,804	$ 4.97	$ 1,147,095.88	0.0001476	$ 169.31
3	Equity	Common stock, no par value	Other	577,616	$ 4.97	$ 2,870,751.52	0.0001476	$ 423.72
4	Equity	Common stock, no par value	Other	74,000	$ 4.97	$ 367,780.00	0.0001476	$ 54.28
Total Offering Amounts:						$ 5,103,315.28		$ 753.24
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 753.24
Offering Note
[1]	Calculated solely for purposes of calculating the amount of the registration fee under Rule 457(h) of the Securities Act of 1933, as amended, the Proposed Maximum Offering Price Per Unit is based on the average of the high and low selling prices per share of the Registrant's Common Stock on August 5, 2024 as reported on the NASDAQ Global Select Market. The registrant's shares of Common Stock trade on the NASDAQ Global Select Market under the symbol STKL and on the Toronto Stock Exchange under the symbol SOY.

Represents shares of Common Stock underlying restricted stock units granted to the Registrant's Chief Executive Officer pursuant to the stand-alone Restricted Stock Unit Award Agreement as an inducement material to his acceptance of employment with the Registrant in accordance with the "inducement" grant exception under Nasdaq Rule 5635(c)(4), as approved by the board of directors of the Registrant.

[2]	Represents shares of Common Stock underlying stock options granted to the Registrant's Chief Executive Officer pursuant to the stand-alone Stock Option Award Agreement as an inducement material to his acceptance of employment with the Registrant in accordance with the "inducement" grant exception under Nasdaq Rule 5635(c)(4), as approved by the board of directors of the Registrant.

[3]	Represents shares of Common Stock underlying performance share units granted to the Registrant's Chief Executive Officer pursuant to the stand-alone Performance Share Unit Award Agreement as an inducement material to his acceptance of employment with the Registrant in accordance with the "inducement" grant exception under Nasdaq Rule 5635(c)(4), as approved by the board of directors of the Registrant.

[4]	Represents shares of Common Stock underlying matched restricted stock units granted to the Registrant's Chief Executive Officer pursuant to the stand-alone Restricted Stock Unit Award Agreement as an inducement material to his acceptance of employment with the Registrant in accordance with the "inducement" grant exception under Nasdaq Rule 5635(c)(4), as approved by the board of directors of the Registrant.